UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2014

Fortune Brands Home & Security, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

During the fourth quarter of 2014, Fortune Brands Home & Security, Inc. (the “Company”) commenced a review of the long-term strategic options for its tool storage business and separated the management of this business from its Security and Storage segment. On December 17, 2014, the Company approved plans that include restructuring actions to enhance the profitability of its tool storage business in light of declining sales to its largest customer. The Company expects to incur approximately $30 million to $40 million of pre-tax charges during the fourth quarter of 2014 and first quarter of 2015. These charges primarily consist of (a) non-cash costs related to long-lived asset impairments to exit manufacturing operations that have excess capacity (approximately $20 million to $30 million) and (b) non-cash inventory write-downs of approximately $5 million to $10 million associated with products that will be discontinued. The Company estimates that these restructuring actions will result in future cash expenditures of $2 million to $4 million.

The Company expects to complete these restructuring actions in 2015.

The foregoing disclosure contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements involve a number of risks and uncertainties and that actual results could differ from the estimates contained herein. These forward-looking statements are based upon the Company’s plans, assumptions, beliefs and expectations as of the date of this report, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this report, except to the extent required by securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS HOME & SECURITY, INC.
(Registrant)

By	/s/ Robert K. Biggart
	Name:	Robert K. Biggart
	Title:	Senior Vice President, General Counsel & Secretary

Date: December 19, 2014